Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2022 FOURTH QUARTER AND FULL YEAR RESULTS

•	Fiscal 2022 Full Year EPS of $1.18 and Fourth Quarter EPS of $0.08

•	Declares Quarterly Cash Dividend of $0.25 Per Share

EL SEGUNDO, Calif., February 28, 2023 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2022 fourth quarter and full year ended January 1, 2023.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said “2022 was a dynamic year. Our team contended with accelerating headwinds in the form of persistent inflation on our expense structure, as well as related macroeconomic impacts that softened discretionary spending. In the face of these headwinds, we produced a solid year of earnings, benefitting from disciplined inventory management that enabled us to prioritize merchandise margins to drive gross profit dollars. Our business ended the year in a solid financial condition with a strong debt-free balance sheet supported by a healthy inventory position.”

Mr. Miller continued, “Looking at our current trending, while our seasonal winter products have performed well in the first quarter to date, macroeconomic conditions have continued to impact our customers’ discretionary spending. We are focused on remaining nimble to capitalize on product trends and opportunities while managing the controllable aspects of our business, including maintaining healthy merchandise margins, closely controlling inventory levels, and managing our expenses in an effort to mitigate inflationary pressures.”

As previously reported, for the fiscal 2022 fourth quarter, net sales were $238.3 million compared to net sales of $273.4 million for the fourth quarter of fiscal 2021. Same store sales decreased 13.2% for the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021.

Gross profit for the fiscal 2022 fourth quarter was $79.8 million, compared to $103.0 million in the fourth quarter of the prior year. The Company’s gross profit margin was 33.5% in the fiscal 2022 fourth quarter versus 37.7% in the fourth quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflects a decrease in merchandise margins combined with higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales. The Company’s merchandise margins decreased by 129 basis points for the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021, but remain higher than the pre-pandemic fourth quarter of fiscal 2019 by 308 basis points, reflecting the evolution of the Company’s pricing and promotional strategy.

Overall selling and administrative expense for the quarter increased by $1.4 million from the prior year, primarily reflecting continued upward pressure on labor costs and other broad-based inflationary impacts, partially offset by lower performance-based incentive accruals. As a percentage of net sales, selling and administrative expense increased to 32.5% in the fiscal 2022 fourth quarter, compared to 27.9% in the fiscal 2021 fourth quarter due to the de-leveraging effect of increased expense on a lower sales base.

Net income for the fourth quarter of fiscal 2022 was $1.7 million, or $0.08 per diluted share. This compares to net income of $19.9 million, or $0.89 per diluted share in the fourth quarter of fiscal 2021.

For the fiscal 2022 full year, net sales were $995.5 million compared to net sales of $1.16 billion for fiscal 2021. Same store sales decreased 14.5% for the fiscal 2022 full year compared to fiscal 2021. Net income for fiscal 2022 was $26.1 million, or $1.18 per diluted share, including a previously reported charge in the second quarter of $0.03 per diluted share. This compares to record net income for fiscal 2021 of $102.4 million, or $4.55 per diluted share, including a previously reported net benefit of $0.06 per diluted share.

EBITDA was $6.9 million for the fourth quarter of fiscal 2022, compared to $31.5 million in the prior year period. For the fiscal 2022 full year, Adjusted EBITDA was $52.6 million compared to a record $152.0 million in fiscal 2021. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the 2022 fiscal year with no borrowings under its credit facility and with a cash balance of approximately $25.6 million. This compares to no borrowings under the Company’s credit facility and $97.4 million of cash and cash equivalents as of the end of the 2021 fiscal year. Merchandise inventories as of the end of fiscal 2022 increased by 9.6% compared to the prior year, when the Company’s inventories were significantly constrained due to supply chain disruptions.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.25 per share of outstanding common stock, which will be paid on March 24, 2023 to stockholders of record as of March 10, 2023.

First Quarter Guidance

For the fiscal 2023 first quarter, the Company expects same store sales to decrease in the mid single-digit range compared to the fiscal 2022 first quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact consumer discretionary spending over the balance of the first quarter. Fiscal 2023 first quarter earnings per share is expected in the range of negative $0.02 to positive $0.06, which compares to fiscal 2022 first quarter earnings per diluted share of $0.41.

Store Openings

For fiscal 2022, the Company opened two new stores, relocated one store, and closed one store, ending the year with 432 stores. The Company currently has 430 stores in operation, which reflects two store closures in the 2023 first quarter to date. During the remainder of fiscal 2023, the Company expects to open approximately five new stores, relocate one store, and close approximately two stores.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, February 28, 2023. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through March 7, 2023 by calling (844) 512-2921 to access the playback; the passcode is 13736178.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 430 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended		Fiscal Year Ended
	Jan. 1, 2023	Jan. 2, 2022	Jan. 1, 2023	Jan. 2, 2022

	(In thousands)
GAAP net income (as reported)	$1,728	$19,906	$26,134	$102,386
+ Interest (as reported)	183	192	572	893
+ Income tax expense (as reported)	372	6,796	6,809	32,738
+ Depreciation and amortization (as reported)	4,596	4,577	18,020	17,698

EBITDA	$6,879	$31,471	$51,535	$153,715

+ Revaluation of workers’ compensation reserves due to change in claims assessment methodology	—	—	1,039	—
- Elimination of liability for an employment agreement	—	—	—	(995)
- Gain on recovery of insurance settlement related to civil unrest	—	—	—	(709)

Adjusted EBITDA	$6,879	$31,471	$52,574	$152,011

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	January 1, 2023	January 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$25,565	$97,420
Accounts receivable, net of allowances of $44 and $62, respectively	12,270	13,654
Merchandise inventories, net	303,493	279,981
Prepaid expenses	16,632	16,293

Total current assets	357,960	407,348

Operating lease right-of-use assets, net	276,016	270,110
Property and equipment, net	58,311	60,401
Deferred income taxes	9,991	12,097
Other assets, net of accumulated amortization of $1,359 and $905, respectively	6,515	3,997

Total assets	$708,793	$753,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,417	$104,359
Accrued expenses	70,261	85,041
Current portion of operating lease liabilities	70,584	76,882
Current portion of finance lease liabilities	3,217	3,518

Total current liabilities	211,479	269,800

Operating lease liabilities, less current portion	214,584	204,134
Finance lease liabilities, less current portion	7,089	6,456
Other long-term liabilities	6,857	6,254

Total liabilities	440,009	486,644

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,491,750 and 26,109,003 shares, respectively; outstanding 22,184,495 and 22,097,467 shares, respectively	264	260
Additional paid-in capital	126,512	124,909
Retained earnings	196,265	192,261
Less: Treasury stock, at cost; 4,307,255 and 4,011,536 shares, respectively	(54,257)	(50,121)

Total stockholders’ equity	268,784	267,309

Total liabilities and stockholders’ equity	$708,793	$753,953

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net sales	$238,312	$273,357	$995,538	$1,161,820
Cost of sales	158,479	170,321	654,323	725,991

Gross profit	79,833	103,036	341,215	435,829
Selling and administrative expense	77,550	76,142	307,700	299,812

Operating income	2,283	26,894	33,515	136,017
Interest expense	183	192	572	893

Income before income taxes	2,100	26,702	32,943	135,124
Income tax expense	372	6,796	6,809	32,738

Net income	$1,728	$19,906	$26,134	$102,386

Earnings per share:
Basic	$0.08	$0.92	$1.21	$4.73

Diluted	$0.08	$0.89	$1.18	$4.55

Weighted-average shares of common stock outstanding:
Basic	21,595	21,718	21,634	21,670

Diluted	21,944	22,454	22,089	22,512